EXHIBIT 5.1

OPINION OF KARL A. ROESSNER

May 28, 2015

E*TRADE Financial Corporation
1271 Avenue of the Americas
14th Floor
New York, NY 10020

Re:          E*TRADE Financial Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of E*TRADE Financial Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 12,265,932 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”) that may be issued under the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction,  of the following: (i) the Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Amended and Restated Certificate of Incorporation of the Company, currently in effect; (iv) the Amended and Restated Bylaws of the Company, currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plan, the filing of the Registration Statement and certain related matters; (vi) the forms of award or enrollment agreements under the Plan (the “Award Agreements”); (vii) the certificate and report of the inspector of elections at the Company’s annual meeting of stockholders held on May 7, 2015; and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

For purposes of the opinion set forth below, I have assumed that:

(a)
all Shares will be issued in accordance with the Award Agreements in the form examined by me, and such Award Agreements to be entered into are consistent with the Plan and are duly authorized, validly executed and delivered by the parties thereto;

(b)	the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of Shares under the Plan;

(c)	the consideration received by the Company for each Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and

(d)	the registrar and transfer agent for the Common Stock will duly register such issuance.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable Award Agreement, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,
/s/ Karl A. Roessner
Karl A. Roessner